Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 21, 2023, with respect to the consolidated financial statements included in the Annual Report of FlexShopper, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of FlexShopper, Inc. on Form S-3 (File No. 333-226823) and Forms S-8 (File No. 333-203509,File No. 333-210487 and File No. 333-225222).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

April 24, 2023